Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE—

LMI AEROSPACE COMPLETES ACQUISITION OF
INTEGRATED TECHNOLOGIES, INC.

Provides Entry into Aerospace Composite Manufacturing

ST. LOUIS, January 21, 2009 – LMI Aerospace, Inc. (NASDAQ:  LMIA), a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology industries, today announced it has acquired Everett, Washington-based Integrated Technologies, Inc. (Intec), a provider of advanced materials testing, manufacturing, and design services to the aerospace, defense and transportation industries.  Intec’s primary business is designed to support composite testing, manufacturing and research, by analyzing new and existing materials including organic matrix composites, ceramics, metal matrix composites and metal.

Founded in 1989, Intec retains a seasoned staff of 65 engineers, technicians and supporting staff who use emergent material and technology to reduce customer manufacturing costs, shorten product development cycles, and improve structural durability and product performance.

In 2008, sales of Intec increased to $7 million, and projected sales in 2009 are in the $8 million to $9 million range.  The acquisition is expected to be accretive to LMI earnings in 2009.

“LMI has been committed to providing composite material products to our customers.  We believe the acquisition of Intec, together with other initiatives we are taking to provide significant composite assembly and component production, will allow us to broaden our customer offerings and to use our skilled workforce in both our Aerostructures and Engineering Services divisions to transition to production of non-metallic products,” said Ronald S. Saks, President and CEO of LMI.  “Our Mukilteo-based CTCE group (Composite Technology Center of Excellence) in our D3 Engineering Services operation and our Auburn, Washington, sheet metal and assembly plant from our Aerostructures division will actively collaborate with Intec to offer more advanced products, as well as introduce advanced lean manufacturing concepts into the Intec manufacturing business.   Intec’s senior management group is expected to play a large part in assisting LMI in developing and acquiring added composite manufacturing capability, which we believe will occur over the next six months,” Saks added.

In addition to the acquisition of Intec, LMI has reviewed its organizational structure and has effected changes to prepare for more efficient operations during these uncertain economic times.  LMI will issue a news release on Tuesday, January 27, 2009, describing the organizational changes and 2008 fourth quarter revenue, which was affected by the Boeing strike and customer destocking programs that occurred in the quarter.

In addition, LMI has reviewed its 2009 guidance and will update expectations for 2009 revenue, operating margins, and cash flow based on current production rates and the backlog of orders from customers.  It should be noted that booked backlog for the Aerostructures division as of December 31, 2008, was $250 million.

LMI will hold a conference call on Wednesday, January 28, 2009, at 9:00 a.m. CST.  To participate in the conference call, dial 800-776-0816 approximately five minutes before the scheduled time of the call.  The conference call will be hosted by Ronald S. Saks, President and Chief Executive Officer; Lawrence E. Dickinson, Chief Financial Officer; and Ryan Bogan, President, D3 Technologies.

A live webcast of the conference call can be accessed on the LMI website by going to http://ir.lmiaerospace.com/events.cfm and clicking on the appropriate link.

LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries.  Through its Aerostructures division, the company assembles, kits, fabricates, machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, primarily for large commercial, corporate and military aircraft.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services division, operated by its D3 Technologies subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.

This news release includes forward-looking statements related to the LMI Aerospace, Inc. outlook for 2008 and 2009, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and any risk factor set forth in our other subsequent filings with the Securities and Exchange Commission.